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                                                                     EXHIBIT l.2













                                  May 19, 2000


Vedder Price Kaufman & Kammholz
222 N. LaSalle Street
Chicago, Illinois  60601

     RE:  Nuveen Senior Income Fund

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Nuveen Senior Income Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the "Commission") on January 26, 2000 (the "Initial Filing") as such Registration Statement is proposed to be amended by Pre-Effective Amendment No. 1 thereto to be filed with the Commission on or about May 19, 2000 (as proposed to be amended, the "Registration Statement") with respect to 1,840 Shares of the Fund's Taxable Auctioned Preferred Shares, Series TH Liquidation Preference $25,000 per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

     In connection with the furnishing of this opinion, we have examined the following documents:

     (a) a certificate dated a recent date of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Fund;

     (b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Fund's Declaration of Trust and of all amendments thereto (the "Declaration") on file in the office of the Secretary of State;

     (c)  a draft of the Fund's Statement Establishing and Fixing the Rights
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Vedder Price Kaufman & Kammholz
May 19, 2000
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and Preference of Taxable Auctioned Preferred Shares attached as Appendix A to the Statement of Additional Information included in the draft of the Amendment referred to in (f) below (the "Statement");

     (d) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, Statement, By-Laws, and certain resolutions adopted by the Trustees of the Fund;

     (e)     a conformed copy of the Initial Filing;

     (f) a printer's proof, which we received from the printer on May 3, 2000, of Pre-Effective Amendment No. 1 to the Initial Filing to be filed with the Securities and Exchange Commission (the "Amendment"); and

     (g) a draft received on May 15, 2000 of the Underwriting Agreement to be entered into by the Fund and PaineWebber Incorporated, as Managing Representative of the several underwriters named therein providing for the purchase and sale of the Shares (the "Underwriting Agreement").

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have assumed that the Amendment, the Underwriting Agreement and the Statement will be duly completed, executed and delivered in substantially the forms of the printer's proof and drafts referred to above and in accordance with the resolutions of the Trustees attached to the certificate referred to in (d) above, and that the Statement will be duly filed with the Office of the Secretary of State of Massachusetts.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that
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May 19, 2000
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we express no opinion as to any Massachusetts securities law.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1.   The Fund is duly organized and existing under the Fund's
Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws and for the consideration described in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reliance by the Fund on this opinion, to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,




                                                      Bingham Dana LLP